Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30847, 333-57952, 333-101233, 333-107111, and 333-119402 on Form S-8 of our reports dated March 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”) relating to the financial statements and financial statement schedule of Epiq Systems, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Epiq Systems, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
March 6, 2007